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                                                                    EXHIBIT 99.1


[FIRST FINANCIAL CORPORATION LOGO]                            News Release


FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA, TERRE HAUTE, INDIANA  47807  (812) 238-6000


                                              For more information contact:
April 28, 2006                                Michael A. Carty at (812) 238-6264


         FIRST FINANCIAL CORPORATION RELEASES 2006 RESULTS OF OPERATIONS

         First Financial Corporation today announced net income of $5.5 million for the first quarter of 2006. During the quarter net-interest margin improved to 3.94% compared to the 3.92% for the same period a year ago. Due to improved asset quality the provision for loan losses was reduced slightly compared to the 1st quarter of 2005 and was $881 thousand less than the 4th quarter of 2005 reflecting lower net charge-off's for the three month period ending March 31, 2006. Non-performing loans were reduced by 25% since year end and 58% since the same period in 2005. Classified credits which are substandard, doubtful or loss were reduced by $8.0 million during the quarter and by $14.6 million since the end of the first quarter in 2005.

           Deposits increased $36.6 million or 2.5% from the same period in 2005. The increased deposits correspondingly allowed for a reduction of borrowings by $30.0 million. Lower demand for loans resulting from a slowdown in economic activity during the quarter resulted in a decrease in total loans of 4.6%, or $66.9 million. Investment securities and federal funds sold increased by $74.0 million, while non-earning assets were reduced $9.8 million or 6.2%. Cash and due from banks was reduced $7.4 million from March 31, 2005 allowing for increased investment in earning assets.

           Due to the reduced demand for residential mortgage loans, non-interest income for the three months ended March 31, 2006 was $319 thousand less than the same period of 2005. Non-interest expenses increased 5.7% or $875 thousand primarily because of increased benefit costs, higher technology costs and costs associated with opening of a new banking center. Employee compensation increased $266 thousand or 4%. First Financial Bank, the Corporation's lead bank, opened a new banking center in Vincennes, Indiana.

           First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.




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                          FIRST FINANCIAL CORPORATION

                     FOR THE QUARTER ENDING MARCH 31, 2006

              (Dollar amounts in thousands except per share data)

                                                  03/31/06        03/31/05       CHANGE       % CHANGE

QUARTER TO DATE INFORMATION:

Net Income                                          $5,509          $6,311       ($802)        -12.71%
Earnings Per Average Share                           $0.41           $0.48      ($0.07)        -14.58%
Return on Assets                                     1.03%           1.17%       -0.14%        -11.97%
Return on Equity                                     8.08%           9.27%       -1.19%        -12.84%
Net Interest Margin                                  3.94%           3.92%        0.02%          0.51%
Net Interest Income                                $18,396         $18,343          $53          0.29%
Non-Interest Income                                 $7,413          $7,732       ($319)         -4.13%
Non Interest Expense                               $16,216         $15,341         $875          5.70%
Loss Provision                                      $2,203          $2,223        ($20)         -0.90%
Net Charge Offs                                     $1,386          $2,067       ($681)        -32.95%
Efficiency Ratio                                    60.00%          55.90%        4.10%          7.33%


BALANCE SHEET:

Assets                                          $2,154,770      $2,147,451       $7,319          0.34%
Deposits                                        $1,503,044      $1,466,457      $36,587          2.49%
Loans                                           $1,381,258      $1,448,185    ($66,927)         -4.62%
Shareholders' Equity                              $271,833        $270,174       $1,659          0.61%
Book Value Per Share                                $20.42          $20.02        $0.40          2.00%
Average Assets                                   2,134,362       2,155,728    ($21,366)         -0.99%
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